Exhibit 23.4

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

CLIFTON BANCORP INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the prospectus and proxy statement/prospectus constituting part of Clifton Bancorp Inc.’s Registration Statement on Form S-1 as a person to become a director of Clifton Bancorp Inc.

/s/ Paul M. Aguggia
Paul M. Aguggia

Dated: November 27, 2013